CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated June 24, 2008 with respect to Dreyfus Premier GNMA Fund, Inc. for the fiscal year ended April 30, 2008, which are incorporated by reference in this Registration Statement (Form N-1A 002-95553 and 811-04215) of Dreyfus Premier GMNA Fund, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
August 25, 2008